                                                                   EXHIBIT 10.20
                                                                   -------------



                            [ON TENNECO LETTERHEAD]







                                December 3, 1993



PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Paul T. Stecko
9469 Plantation Way Lane
Germantown, Tennessee 38139

Dear Paul:

On behalf of Tenneco, I am pleased to offer you the position of President and Chief Executive Officer of Packaging Corporation of America, under the following terms and conditions:

1. Your employment will commence on or about December 6, 1993 or upon termination of your present employment, if that occurs earlier. You will report to me as President and Chief Operating Officer of Tenneco.

2. You will be paid a base salary of $320,000 a year, which shall be subject to such increases as may from time to time be approved by the Compensation and Benefits Committee of the Board of Directors of Tenneco, payable according to the regular pay schedule for salaried employees.

3. You will be a participant in the Tenneco Executive Incentive Compensation Plan ("EICP"). The amount distributed to you under the EICP for 1994 will be no less than $175,000, payable in accordance with the terms of the EICP.

4. You will be a participant in Tenneco's Deferred Compensation Plan ("DCP"). The amount awarded to you under the DCP with respect to 1994 will be no less than $22,000, payable in accordance with the terms of the DCP.
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Mr. Paul T. Stecko
December 3, 1993
Page 2


5. At the time of your employment, you will be awarded 5,000 restricted shares under Tenneco's Key Employee Restricted Stock and Restricted Unit Plan, vesting in one year following the date of the grant, subject to Board approval. You will be eligible to vote the stock and receive quarterly dividends. You will be eligible to receive additional restricted stock grants and stock options annually at the discretion of the Compensation and Benefits Committee of the Board of Directors. (1994 target award levels for your position are approximately 5,000 restricted and 16,000 option grants. Annual awards may be greater or lesser than the target depending on performance.)

6. In consideration of the benefits you will forego from your current employer, you will be paid $300,000 upon commencement of your employment. You will be paid an additional signing bonus of $200,000, also payable upon commencement of your employment.

7. You will receive non-cash compensation and personal benefits comparable to those currently provided to Tenneco senior executives under Tenneco's policy in effect at the time hereof, including Health Care, Thrift Plan, Long-Term Disability, and Life Insurance (the plan provides for coverage of one and one-half times your salary paid for by the Company, with the option to purchase at your expense up to five times your salary). You will also be reimbursed the costs for financial and estate planning up to $20,000 per year. The Company will purchase from you your home in Memphis for a price equal to the greater of the fair market value determined by an appraiser, or your cost for the property-which you have indicated is $375,000. You will also be reimbursed for the costs incurred in relocating to the Chicago area according to the Company's relocation plan, which includes a payment equal to one month's salary.

8.   You will have four weeks vacation.

9. Your pension benefits from all defined pension benefit plans will, at a minimum, be equal to an amount to which you would have been entitled if your coverage under the International Paper ("IP") defined benefit plans in effect at this time had continued until your separation of service with Tenneco, less any benefits from such IP plans. Years of service with IP will count towards satisfaction of early retirement service requirements in the Tenneco Plan.

10. If your employment is terminated other than for the cause of death, disability or the gross neglect of your duties, you will be paid a severance benefit in an amount equal to three times your base salary ($320,000). We also agree to purchase your Chicago-area home at "fair market value" in the event you become entitled to this severance benefit. Fair market value will be determined by the average of two independent appraisals. These two appraisers will be chosen from a list provided by Tenneco's

Mr. Paul T. Stecko
December 3, 1993
Page 3


     home purchase agent in accordance with the Company's Home Purchase Plan. If you resign voluntarily you will not be entitled to any severance or home purchase plan benefits.

11. If a change in control of Packaging Corporation of America occurs and your relationship with Tenneco and the acquiring company is severed, you will be paid a severance benefit in an amount equal to three times your base salary ($320,000). This severance benefit may be exercised by you at any time within three years of the date of change of control.

12. You will be provided membership in a country club of your choice related to the performance of your role as President and Chief Executive Officer.

13. This offer is contingent upon your successful completion of a pre-employment physical which includes a requisite substance abuse screening.

The materials describing the Tenneco Executive Incentive Compensation Plan, Restricted Stock, Deferred Compensation and other benefit plans will be mailed to you. Barry Schuman is available to answer questions you may have.

Please acknowledge your agreement of these terms by executing a copy of this letter in the space provided below and returning it to me.

                             Sincerely,


                             /s/ Dana G. Mead
                             Dana G. Mead
                             President and Chief Operating Officer


ACKNOWLEDGED AND ACCEPTED:


/s/ Paul T. Stecko
---------------------
Paul T. Stecko

On this ______ day of December, 1993.